Exhibit 19

CONIFER HOLDINGS, INC.
INSIDER TRADING POLICY

POLICY GUIDELINES

U.S. federal securities laws prohibit the purchase or sale of securities of a company by an Insider (as defined below) aware of material, nonpublic information about such company, or the disclosure of material nonpublic information about a company to another person who then trades in its securities (together referred to herein as “insider trading”). Insider trading violations are pursued vigorously by regulatory authorities and sanctions can be severe. Those subject to sanctions include the persons illegally trading, persons who tip material nonpublic information to other persons who illegally trade, and potentially companies and other controlling persons, if they fail to take reasonable steps to prevent insider trading.

Conifer Holdings, Inc. and all of its subsidiaries, (herein after collectively referred to as the “Company”), recognizes that directors, officers and other employees will invest in and hold Company securities and encourages them to do so as a long-term investment. However, in order to insulate the Company and such persons from sanctions for insider trading, as well as to prevent any appearance of improper conduct by any such persons, the Company has adopted this Insider Trading Policy.

PERSONS SUBJECT TO INSIDER TRADING POLICY

This policy applies to directors, officers, and all other employees of the Company, as well as any other person having access to material nonpublic information of the Company, including any contractors or consultants. This policy also applies to the foregoing persons’ family members or others who reside with them, and any other persons or entities whose securities transactions are directed by the foregoing persons or subject to their influence or control.

An “Insider” for purposes of insider trading law is any person who possesses “Inside Information” (as defined below); the status results from such possession and not simply a person’s position, if any, with the Company. Accordingly, Insiders subject to liability for insider trading are not solely those directors and officers who are required to report their securities transactions involving the Company’s common stock under Section 16 of the Securities Exchange Act of 1934. The category of potential Insiders for purposes of insider trading law includes not only the Company’s directors, officers and employees, but also outside professional advisors and business consultants who have access to such Inside Information prior to its public release and absorption by the securities markets. The Company’s policy on insider trading also applies to your family members and others living in your household. The term “family member” means your spouse, partner, financially dependent children, relative, or other members of your immediate household to whose support you contribute or whose investments you control. Accordingly, you are responsible for the compliance of your immediate family and personal household.

“Covered Persons” are those individuals to which this policy applies and shall be defined as:

·
directors of the Company;
·
officers of the Company, holding the office of Vice President of higher;

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Exhibit 19

·
employees of the Company working directly for any of the Company’s executive officers or for the Controller;
·
certain other employees or consultants designated by the President, who have access to a range of financial and other sensitive information about the Company or who are asked to work on sensitive projects or transactions, or who gain access to material non-public information in connection with a specific project or transaction; or
·
family members living in the same household as anyone considered to be a “Covered Person,” as defined above.

This policy continues to apply to an employee/officer/director’s transactions in Company securities even after he or she has terminated with the Company, until such time such person no longer has any material, non-public information, as defined below.

“MATERIAL, NON-PUBLIC INFORMATION”

Material Information is any information that a reasonable investor would consider important in arriving at a decision to buy, sell or hold the stock of a company, and/or would view its disclosure as significantly altering the total mix of information otherwise made available. Either positive or negative information may be considered material.

Non-public Information is information that has not been broadly disclosed to the marketplace, such as by press release or a filing with the Securities and Exchange Commission, and/or the investing public has not had time to absorb the information fully. “Inside Information” is material, non-public information. Examples of non-public information that may be regarded as Inside Information include: a) an earnings estimate; b) a significant expansion or curtailment of operations; c) a significant increase or decrease in business; d) a securities offering or repurchase; e) a regulatory or litigation proceeding; f) a liquidity change; g) a significant change in management. The foregoing list is not meant to be exhaustive; other types of information may be considered material, non-public information at any particular time, depending upon all the circumstances.

POLICY SUMMARY STATEMENT

It is the policy of the Company that no director, officer or employee shall:

·
buy or sell securities of the Company while in possession of Inside Information; or
·
engage in any other action or conduct to take advantage of, or pass on to others, Inside Information.

This policy also applies to Inside Information concerning any other company obtained in the course of your employment or association with the Company.

Inside Information is strictly confidential and its dissemination to outsiders other than when authorized by the designated officers of the Company is prohibited. The dissemination of information includes the disclosure through written, oral or electronic means to all persons or entities, including friends, family members, business contacts or others. The Company’s policy

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Exhibit 19

prohibits any unauthorized communication of Inside Information to others even when there is no intent or expectation that anyone will profit or otherwise benefit from such information.

Even the appearance of improper conduct must be avoided to preserve the Company’s reputation for adhering to high ethical standards of conduct. Accordingly, conduct which merely suggests the possibility of insider trading may be deemed by the Company in its sole discretion to be a violation of this policy.

TRADING

The Company’s policy permits an Insider to trade the Company’s securities only after two full business days have elapsed after all Inside Information has been disclosed to the public through general release to the national news media, which will provide the securities markets a sufficient opportunity to absorb and evaluate the information.

SPECIFIED TRADING WINDOWS

In addition to the restrictions set forth above, Covered Persons (as defined above) may only trade in the Company’s stock during a “window period,” which begins on the third trading day following the Company’s issuance of a press release disclosing quarterly or annual financial results and ends on the close of the 30th day of the last month of the current quarter (i.e., the 30th of March, June, September of each year), with the exception of December, when the window period remains open until the 31st day of the month. In the event the 30th day of the last month of the quarter or the 31st day of December in any given year falls on a Saturday or Sunday, then the end of the “window period” will close as of the last business day immediately preceeding the respective Saturday or Sunday. Trading may occur during this window unless prohibited under this insider trading policy due to possession of Inside Information or other restriction. Occasionally, the Company may determine that “window periods” are unavailable or will be delayed, and such determination may or may not be communicated to Designated Employees.

Even if the window period is open, Covered Persons must obtain pre-clearance from the Company’s President prior to any and all trading in Company securities subject to this policy. Generally, clearance will not be provided during the period commencing on the 30th day of the third month of any fiscal quarter of the Company and ending on the second business day after the day of a public announcement of quarterly or annual earnings. Each proposed transaction will be evaluated to determine if it raises insider trading concerns or other concerns under the federal or state securities laws and regulations. Any advice will relate solely to the restraints imposed by law and will not constitute advice regarding the investment aspects of any transaction. Clearance of a transaction is valid only for a 48-hour period.

SPECIFIED BLACKOUT PERIODS

No Covered Person may purchase, sell or otherwise acquire or transfer any Company stock during any blackout period under the Company’s employee benefit plans with respect to Company stock the Covered Person acquires in connection with his or her service to or employment by the Company.

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Insider Trading Policy Effective: 8.17.18

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ENFORCEMENT

Ultimately, the responsibility for adhering to this policy and avoiding unlawful transactions (or the appearance of unlawful transactions) rests with each individual. Any person who has any questions about this Policy or about specific transactions may obtain additional guidance from the Company’s President; you should contact the Company’s President immediately, if you know or have reason to believe that the Company’s Insider Trading Policy, as described above, has been or is about to be violated.

CONSEQUENCES OF INSIDER TRADING

Individuals who trade on material, non-public information (or tip information to others) can be subject to an array of civil and criminal penalties. Violations are taken very seriously by the Securities and Exchange Commission, the federal agency responsible for enforcing the law in this area. Potential sanctions include:

·
disgorgement of profits gained or losses avoided and interest thereon;
·
civil penalty of up to three times the profit gained or loss avoided;
·
bar from acting as an officer or director of a publicly traded company;
·
criminal fine (no matter how small the profit or the lack thereof) of up to $5 million; and
·
jail term of up to twenty years.

These penalties can apply even if the individual is not a director or officer. In addition to the potentially severe civil and criminal penalties for violation of the insider trading laws, violation of this Company policy may result in the imposition of Company sanctions, including dismissal. A conviction or finding of liability for insider trading can also result in individuals being banned from employment in the securities or financial industries or other employment, and even an allegation of insider trading can result in harm to professional and personal reputation.

A personal financial need or emergency is neither an exception to this policy nor a safeguard against prosecution for violation of insider trading laws.

Where a company is found to have failed to take appropriate steps to prevent illegal trading, a civil penalty of the greater of $1 million or three times the profit gained or loss avoided as a result of an employee’s violation and a criminal fine of up to $25 million may be imposed. There can also be shareholder lawsuits and adverse publicity arising from such illegal conduct.

Insider Trading Policy Effective: 8.17.18

Exhibit 19

COVERED PERSONS ACKNOWLEDGMENT

Exhibit 19

The undersigned hereby acknowledges that he or she is a “Covered Person”, as defined above, and that he or she has read and understands the Company’s Insider Trading Policy, including absolute responsibility to adhere to the policy and underlying U.S. federal securities laws and requirements.

Signature/Date

Name/Title

Exhibit 19

Insider Trading Policy Effective: 8.17.18